Exhibit 10(a)
INSURANCE PROCUREMENT AND INDEMNIFICATION AGREEMENT
This Insurance Procurement and Indemnification Agreement (“Agreement”) is hereby entered into between Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Linda M. Griego, Robert Klieger, Joseph Ianniello, Martha L. Minow, Susan Schuman, Frederick O. Terrell, Strauss Zelnick, and Shari Redstone (together, “Insureds”), on the one hand, and Paramount Global (successor-in-interest to CBS Corporation) (“Paramount”), on the other hand. Insureds and Paramount are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS

WHEREAS, Insureds have been sued in civil lawsuits consolidated in an action pending in the Delaware Court of Chancery captioned In re CBS Corporation Stockholder Class Action and Derivative Litigation, Consolidated Civil Action No. 2020-0111-SG (the “CBS Action”), filed in connection with, among other things, the December 4, 2019 merger of CBS Corporation and Viacom Inc.;
WHEREAS, on May 26, 2023, the underlying parties to the CBS Action, inclusive of the Insureds, entered and filed with the Court of Chancery in the CBS Action a Stipulation and Agreement of Settlement, Compromise, and Release (the “Stipulation of Settlement”) in which they agreed to resolve the CBS Action for a settlement payment of $167.5 million (the “CBS Action Payment”);
WHEREAS, the Stipulation of Settlement states that Paramount will receive the proceeds of the CBS Action Payment, less certain attorneys’ fees and costs;
WHEREAS, the Stipulation of Settlement states that the CBS Action Payment is to be funded to a substantial extent from the proceeds of directors and officers liability (“D&O”) insurance policies issued to CBS Corporation for the period November 15, 2017 to November 15, 2018 (the “Policy Period”);
WHEREAS, certain of the D&O insurance policies providing funding for the CBS Action Payment provide coverage to directors and officers of CBS Corporation, including the Insureds (the “Side A Policies”);
WHEREAS, the Insureds, Paramount, the Side A Insurers, and certain other parties currently are contemplating a settlement agreement and release with the various insurers issuing the Side A Policies that would provide funding towards the CBS Action Payment (the “Side A Insurer Settlement Agreement”);

WHEREAS, the Side A Insurer Settlement Agreement requires the Insureds to release coverage for all current and future, known and unknown claims under the Side A Policies;
WHEREAS, under the Side A Insurer Settlement Agreement, the Side A Insurers will receive a full release of their coverage obligations under the Side A Policies for less than their policy limits;
WHEREAS, the Insureds and Paramount agree that Paramount will use reasonable best efforts to procure new Side A insurance coverage for the benefit of the Insureds (and potentially others) that is subject to certain terms discussed in greater detail below (the “New Side A Coverage”).
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
1.Recitals. The above recitals are incorporated into and made part of this Agreement.
2.Effective Date. The Effective Date for this Agreement is the date it has been executed by all of the Parties.
3.Obligations of Paramount
(A)Paramount agrees to use reasonable best efforts to procure the New Side A Coverage for the benefit of the Directors or Officers of the Company, as these terms are defined in the Side A Policies, including the Insureds, to the extent available at a commercially reasonable price. To the extent available at a commercially reasonable price, such New Side A Coverage will be comprised of one or more Side A-only D&O policies that are consistent with the following criteria:
1)The policy period covered by the Side A Policies (i.e., November 15, 2017 to November 15, 2018), including an extended reporting period through November 15, 2024 (the “New Side A Coverage Period”);
2)Aggregate per claim limits of the policies comparable to limits of the Side A Policies that were unused and released pursuant to the Side A Insurer Settlement Agreement (the “Prior Limits”) with no applicable retentions; provided, however, that if the Company is unable to procure New Side A Coverage with limits comparable to the Prior Limits at a commercially reasonable price, the Company agrees to use reasonable best efforts to procure the highest limits of coverage available at a commercially reasonable price;
3)AM Best credit ratings of the insurers issuing each of the policies of A- or better; provided, however, that this subparagraph 3) shall not apply if the New Side A Coverage is obtained through a captive insurance company; and
4)Substantive terms of coverage no less favorable for coverage than the terms provided by the Side A Policies.
The Insureds and Paramount mutually agree to reasonably cooperate with each other in the placement of the New Side A Coverage. Such reasonable cooperation shall include, but is not limited to, the opportunity for the Insureds to review and provide comments to the terms of the policies before they are purchased.
Paramount agrees that, to the extent not covered by the New Side A Coverage, it shall advance and pay all legal and other expenses incurred by the Insureds in connection with any claim brought by the Insureds against Paramount for breach of this Paragraph 3(A), to the fullest extent permitted by contract (including without limitation Section 6.04 of the Agreement and Plan of Merger by and between CBS Corporation and Viacom Inc. dated as of August 13, 2019 the (“Merger Agreement”)), Paramount’s By-Laws and applicable law.
(B)Paramount agrees, to indemnify and hold harmless the Insureds to the fullest extent permitted by contract (including without limitation Section 6.04 of the Merger Agreement), Paramount’s By-Laws and applicable law.
4.Nature of Paramount’s Obligations. The Parties acknowledge and mutually agree that Paramount’s obligations set forth in Paragraph 3 are separate from and do not supplant or replace any contractual or legal indemnification and advancement obligations Paramount may have to them related to their prior tenures as directors or officers of CBS Corporation, including without limitation for defense of any claims subject to such indemnification. Notwithstanding any other provision, term or agreement contained herein the Parties do not release each other from any such contractual or legal indemnification obligations they may respectively have from another Party.
5.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Scanned or copied signatures are sufficient to bind the Parties.

6.Confidentiality. This Agreement will be confidential and the Parties will use their best efforts to preserve its confidentiality; provided, however, that the Parties mutually agree that this Agreement or its terms may be disclosed by any Party as reasonably required for its business purposes or pursuant to legal and regulatory obligations without the need to obtain the consent of the other Parties.
7.Authorization. The Parties represent and warrant that they have read and understand the contents of this Agreement, they have had an opportunity to consult with counsel before signing this Agreement, and they have executed this Agreement knowingly and voluntarily. The individuals executing this Agreement represent and warrant that they are authorized to execute this Agreement on behalf of their respective Party and this Agreement will be binding on each such Party. This Agreement may be executed on behalf of any Party by the Party’s counsel with the same force and effect as if the Party had personally executed the Agreement.
8.Severance. If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.
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IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, execute this Agreement by affixing their signatures below.

Paramount Global

Date:	7/24/2023	By:	/s/ Naomi Waltman
		Its:	EVP, Deputy General Counsel

Date:	7/25/2023		/s/ Jaren Janghorbani
Candace K. Beinecke
by: Jaren Janghorbani

Date:	7/25/2023		/s/ Jaren Janghorbani
Barbara M. Byrne
by: Jaren Janghorbani

Date:	7/25/2023		/s/ Jaren Janghorbani
Gary L. Countryman
by: Jaren Janghorbani

Date:	7/25/2023		/s/ Jaren Janghorbani
Linda M. Griego
by: Jaren Janghorbani

Date:	7/25/2023		/s/ Benjamin Britz
Joseph Ianniello
By: Benjamin Britz, counsel to Mr. Ianniello

Date:	7/25/2023	/s/ Robert Klieger
Robert Klieger

Date:	7/25/2023	/s/ Jaren Janghorbani
Martha L. Minow
by: Jaren Janghorbani

Date:	7/25/2023	/s/ Jaren Janghorbani
Susan Schuman
by: Jaren Janghorbani

Date:	7/25/2023	/s/ Jaren Janghorbani
Frederick O. Terrell
by: Jaren Janghorbani

Date:	7/25/2023	/s/ Jaren Janghorbani
Strauss Zelnick
by: Jaren Janghorbani

Date:	7/25/2023	/s/ Shari Redstone
Shari Redstone